CDW Reports First Quarter 2020 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	% Chg.
Net Sales	$4,389.2	$3,957.9	10.9
Average Daily Sales[1]	68.6	62.8	9.2
Gross Profit	756.5	672.1	12.6
Operating Income	245.8	228.9	7.4
Net Income	167.9	152.9	9.8
Non-GAAP Operating Income[2]	303.9	287.3	5.8
Net Income per Diluted Share	$1.16	$1.02	13.1
Non-GAAP Net Income per Diluted Share[2]	$1.38	$1.24	11.0
[1] There were 64 and 63 selling days for the three months ended March 31, 2020 and 2019, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., May 6, 2020 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced first quarter 2020 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend to be paid in June 2020.
"In the first quarter, we saw that now, more than ever, technology is essential to our customers’ ability to operate. Our strong results are a testament to how we help our customers navigate and be successful in a changing world,” said Christine A. Leahy, chief executive officer, CDW. "Our dedicated coworkers and our broad portfolio of products and services enabled our customers across all sectors to continue to operate in new ways under trying conditions brought about by the COVID-19 pandemic."
“CDW enters this crisis from a position of financial strength,” said Collin B. Kebo, chief financial officer, CDW.  “We are confident in our balance sheet and liquidity position, which we recently enhanced by issuing $600 million of senior unsecured notes.  Proceeds will be used for general corporate purposes, including supporting our customers.”
“The depth and duration of the impact from COVID-19 is unknown. It is still too early to predict how it will impact our customers. I am confident that we will prudently manage our business during this uncertain and challenging time, safeguard the health and well-being of our coworkers, and meet the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada,” concluded Leahy.
A cash dividend of $0.38 per share will be paid on June 10, 2020 to all stockholders of record as of the close of business on May 25, 2020.

First Quarter of 2020 Highlights:

Total Net sales in the first quarter of 2020 were $4,389 million, compared to $3,958 million in the first quarter 2019, an increase of 10.9 percent. There were 64 and 63 selling days for the three months ended March 31, 2020 and 2019, respectively. Net sales growth on an average daily sales basis was 9.2 percent and Net sales growth on a constant currency basis was 9.4 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. First quarter Net sales performance, on an average daily sales basis, included:

•	Total Corporate segment Net sales of $1,911 million, 8.4 percent higher than 2019.

•	Total Small Business segment Net sales of $391 million, 8.4 percent higher than 2019.

•
Total Public segment Net sales of $1,525 million, 12.8 percent higher than 2019. Public results were led by sales to Government, Education and Healthcare customers, which increased 14.6 percent, 17.1 percent and 7.1 percent, respectively.

•
Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, were $561 million, 3.2 percent higher than 2019. Canada results were up low double digits in local currency and UK results were up low single digits in local currency.

Gross profit for the first quarter of 2020 was $757 million, compared to $672 million for 2019, representing an increase of 12.6 percent. Gross profit margin was 17.2 percent for the first quarter of 2020 versus 17.0 percent for 2019. The increase was primarily driven by product margin, partially offset by the mix of netted down revenues that are booked net of cost of goods sold not growing as fast as Net sales.
Total selling and administrative expenses were $511 million for the first quarter of 2020, compared to $443 million for 2019, representing an increase of 15.2 percent. This increase was primarily due to a higher provision for credit losses driven by increased reserves reflecting the expected economic impact of the COVID-19 pandemic, and higher payroll expenses consistent with higher coworker count and higher gross profit.
Operating income was $246 million for the first quarter of 2020, compared to $229 million in 2019, an increase of 7.4 percent. Non-GAAP operating income was $304 million for the first quarter of 2020, compared to $287 million for 2019, representing an increase of 5.8 percent. The Non-GAAP operating income margin was 6.9 percent for 2020 versus 7.3 percent for 2019.

Net interest expense was $38 million for both the first quarter of 2020 and 2019.

The effective tax rate for the first quarter of 2020 was 20.7 percent, which resulted in tax expense of $44 million, compared to a 20.2 percent effective tax rate and tax expense of $39 million for 2019. The increase in the effective tax rate is primarily driven by a discrete tax benefit related to CDW Canada's acquisition of Scalar Decisions Inc. in 2019, partially offset by the impact of higher excess tax benefits on equity-based compensation in 2020.
Net income was $168 million for the first quarter of 2020, compared to $153 million for 2019, representing an increase of 9.8 percent. Non-GAAP net income was $200 million for the first quarter of 2020, compared to $185 million for 2019, representing an increase of 7.8 percent.
Weighted average diluted shares outstanding were 145 million for the first quarter of 2020, compared to 149 million for 2019. Net income per diluted share for the first quarter of 2020 was $1.16 compared to $1.02 for 2019, representing an increase of 13.1 percent. Non-GAAP net income per diluted share for the first quarter of 2020 was $1.38, compared to $1.24 for 2019, representing an increase of 11.0 percent.

Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. These risks and uncertainties include, among others, the COVID-19 pandemic and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; potential interruptions of the flow of products from suppliers; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings with the SEC, including in its Prospectus Supplement filed with the SEC on April 17, 2020. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, net loss on extinguishment of long-term debt, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,000 coworkers. For the trailing twelve months ended March 31, 2020, CDW generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, May 6, 2020 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Brittany A. Smith                    Sara Granack

Vice President, Investor Relations and	Vice President, Corporate Communications

Financial Planning and Analysis	(847) 419-7411
(847) 968-0238

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019	% Change(i)

Net sales	$4,389.2	$3,957.9	10.9%
Cost of sales	3,632.7	3,285.8	10.6

Gross profit	756.5	672.1	12.6

Selling and administrative expenses	510.7	443.2	15.2
Operating income	245.8	228.9	7.4

Interest expense, net	(37.9)	(38.3)	(1.2)
Other income, net	3.9	1.0	nm*

Income before income taxes	211.8	191.6	10.6

Income tax expense	(43.9)	(38.7)	13.6

Net income	$167.9	$152.9	9.8%

Net income per common share:
Basic	$1.18	$1.04	13.1%
Diluted	$1.16	$1.02	13.1%

Weighted-average common shares outstanding:
Basic	142.7	147.0
Diluted	144.9	149.2

* Not meaningful

(i)	There were 64 and 63 selling days for the three months ended March 31, 2020 and 2019, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three months ended March 31, 2020 and 2019 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2020	% of Net sales	2019	% of Net sales

Operating income	$245.8	5.6%	$228.9	5.8%
Amortization of intangibles(i)	44.6		44.4
Equity-based compensation	8.8		12.7
Other adjustments(ii)	4.7		1.3
Non-GAAP operating income	$303.9	6.9%	$287.3	7.3%

(i)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2020				2019
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$211.8	$(43.9)	$167.9	20.7%	$191.6	$(38.7)	$152.9	20.2%	9.8%
Amortization of intangibles(ii)	44.6	(11.1)	33.5		44.4	(11.3)	33.1
Equity-based compensation	8.8	(13.7)	(4.9)		12.7	(11.3)	1.4
Other adjustments(iii)	4.7	(1.2)	3.5		1.3	(3.3)	(2.0)
Non-GAAP	$269.9	$(69.9)	$200.0	25.9%	$250.0	$(64.6)	$185.4	25.8%	7.8%

GAAP net income per diluted share			$1.16				$1.02
Non-GAAP net income per diluted share			$1.38				$1.24
Shares used in computing GAAP and Non-GAAP net income per diluted share			144.9				149.2

(i)	Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019	% Change(i)	Average Daily % Change(i)
Net sales, as reported	$4,389.2	$3,957.9	10.9%	9.2%
Foreign currency translation(ii)	—	(9.8)
Net sales, on a constant currency basis	$4,389.2	$3,948.1	11.2%	9.4%

(i)	There were 64 and 63 selling days for the three months ended March 31, 2020 and 2019, respectively.

(ii)	Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2020	December 31, 2019	March 31, 2019
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$214.4	$154.0	$285.0
Accounts receivable, net of allowance for credit losses of $35.1, $7.9, and $7.6, respectively	3,149.4	3,002.2	2,725.1
Merchandise inventory	672.1	611.2	590.7
Miscellaneous receivables	442.5	395.1	353.4
Prepaid expenses and other	187.4	171.6	178.3
Total current assets	4,665.8	4,334.1	4,132.5

Operating lease right-of-use assets	129.5	131.8	132.1
Property and equipment, net	331.9	363.1	155.2
Goodwill	2,529.5	2,553.0	2,528.2
Other intangible assets, net	540.2	594.1	696.0
Other assets	25.5	23.3	35.5
Total assets	$8,222.4	$7,999.4	$7,679.5

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,967.1	$1,835.0	$1,745.4
Accounts payable - inventory financing	345.5	429.9	500.0
Current maturities of long-term debt	33.7	34.1	25.7
Contract liabilities	257.6	252.2	192.1
Accrued expenses and other current liabilities	1,043.3	940.2	751.8
Total current liabilities	3,647.2	3,491.4	3,215.0

Long-term liabilities:
Debt	3,438.5	3,283.2	3,257.7
Deferred income taxes	62.8	62.4	132.7
Operating lease liabilities	129.2	131.1	93.0
Other liabilities	55.0	71.0	53.8
Total long-term liabilities	3,685.5	3,547.7	3,537.2

Total stockholders’ equity	889.7	960.3	927.3
Total liabilities and stockholders’ equity	$8,222.4	$7,999.4	$7,679.5

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019	% Change	Average Daily % Change(i)

Corporate	$1,911.0	$1,736.2	10.1%	8.4%

Small Business	391.5	355.6	10.1	8.4

Public
Government	568.5	488.4	16.4	14.6
Education	476.2	400.4	19.0	17.1
Healthcare	480.6	441.9	8.8	7.1
Total Public	1,525.3	1,330.7	14.6	12.8

Other	561.4	535.4	4.8	3.2

Total Net sales	$4,389.2	$3,957.9	10.9%	9.2%

(i)	There were 64 and 63 selling days for the three months ended March 31, 2020 and 2019, respectively.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$214.4	$154.0	$285.0
Total debt	3,472.2	3,317.3	3,283.4
Revolver availability	998.6	1,106.2	1,002.8
Cash plus revolver availability	1,213.0	1,260.2	1,287.8

Working Capital(i)
Days of sales outstanding	58	57	57
Days of supply in inventory	14	14	14
Days of purchases outstanding	(52)	(53)	(54)
Cash conversion cycle	20	18	17

(i)	Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Cash flows provided by operating activities	$223.0	$252.4

Capital expenditures(i)	(25.4)	(19.4)
Acquisition of business, net of cash acquired	—	(68.7)
Cash flows used in investing activities	(25.4)	(88.1)

Net change in accounts payable - inventory financing	(81.4)	70.2
Other cash flows used in financing activities	(48.6)	(150.4)
Cash flows used in financing activities	(130.0)	(80.2)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7.2)	0.8
Net increase in cash, cash equivalents and restricted cash	60.4	84.9
Cash, cash equivalents and restricted cash - beginning of period	154.0	205.8
Cash, cash equivalents and restricted cash - end of period	$214.4	$290.7

Supplementary disclosure of cash flow information:
Interest paid	$(28.6)	$(44.1)
Taxes paid, net	$(9.9)	$(11.4)

(i)	Includes expenditures for revenue generating assets.